For internal use only

The information contained herein is the property of Deutsche Bank Group and may not be copied, used or disclosed in whole or in part, stored in a retrieval system or transmitted in any form or by any means (electronic, mechanical, reprographic, recording or otherwise) outside of Deutsche Bank Group without prior written permission.

Code of Ethics – DWS U.S.

TABLE OF CONTENTS

0. Key Data		3
1. Scope		4
2. General Rule		5
3. Standards of Business Conduct		6
4. Restrictions		7
5. Compliance Procedures		12
6. Other Procedures/Restrictions		15
A.	Service on Boards of Directors	15
B.	Outside Business Affiliations	15
C.	Executorships	15
D.	Trusteeships	16
E.	Custodianships and Powers of Attorney	16
F.	Gifts and Entertainment	16
G.	Rules for Dealing with Governmental Officials and Political Candidates	17
H.	Confidentiality	17
I.	Prohibition of Market Abuse under the European Market Abuse Regulation	17
7. Supervision		19
8. Sanctions and Red Flags		19
9. Interpretations and Exceptions		20
10. Business-Line and Infrastructure Controls		20
11. Associated Policies		20
12. Authoritative Guidance		20
13. GLOSSARY		21
APPENDIX I		23

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Code of Ethics – DWS U.S.

0.	KEY DATA

Summary

The DWS U.S. Code of Ethics sets forth the specialized rules for business conduct and guidelines for the personal investing and business activities generally required of employees within DWS U.S.

Document Category

Group Policy	Non-Group Policy	☒

Group Procedure	Non-Group Procedure

Applicability

DB Group Globally	Restricted to: DWS / U.S.

Relevant risk-types and authorization

Risk Type: Supervisory Oversight

Authorization:

i)	Risk type controller, as per DB’s Risk Taxonomy; and / or ☒

ii)	Approval by the relevant risk type controller

iii)	Management Board resolution

iv)	Business Allocation Plan

Addressees

The provisions of the Code apply to all DWS U.S. Employees. This includes the following:

•	All DWS U.S. employees in the U.S. including but not limited to Traditional, Global Client Group (“GCG”), Alternatives; and

•	Any employees as DWS Compliance may determine to be covered by this Code, from time to time.

Alternatives employees are subject to additional personal trading restrictions which are described in their business specific procedures.

Implementation Date

Maximum one year after publication in the DB Policy Portal

Upon publication

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1. SCOPE

DWS’s Values and Beliefs

DWS has established a clear set of values and beliefs which lie at the core of what we do – Integrity, Sustainable Performance, Client Centricity, Innovation, Discipline and Partnership. These values guide our behavior with clients, with each other, with our shareholders and with the communities we serve. They define the type of institution DWS aspires to be. Each of the values rests on a set of beliefs which set out how we seek to conduct ourselves as we live our values and reflects our own history, the interests of our stakeholders and the changing environment in which we operate.

Risk Culture

With these guiding values, Risk Management defined and embedded a set of risk culture behaviors that align with those values. These behaviors, listed below, operationalize DWS’s values enhancing its corporate governance through a strong risk management culture and establishing DWS’s expectations that all Employees take a holistic approach to managing risk and return and effectively managing DWS’s risk, capital and reputation. These behaviors include:

•	Being fully responsible for managing and mitigating DWS’s risks where possible.

•	Being rigorous, forward looking, and comprehensive in the assessment of risk.

•	Inviting colleagues to challenge behaviors inconsistent with our risk culture.

•	Being cautious of any conflicts of interests.

•	Troubleshooting collectively.

•	Placing DB’s reputation at the heart of all decisions.

Fiduciary Obligations

In conducting our activities within DWS’s values and beliefs within the context of a strong risk management framework, DWS Employees must also be cognizant of our fiduciary obligations. DWS Employees will, in varying degrees, participate in or be aware of fiduciary and investment services provided to investment advisory clients, pooled vehicles, institutional investment clients, employee benefit trusts and other types of investment advisory accounts. As a fiduciary, we have an obligation to act solely in the best interest of our clients. The fiduciary relationship mandates adherence to the highest standards of conduct and integrity. We will at all times conduct ourselves with integrity and distinction, putting the interests of our clients first and beyond all others.

The Code

The DWS U.S. Code of Ethics (the “Code”) sets forth the specialized rules for business conduct and guidelines for the personal investing and business activities generally required of employees within DWS US. The provisions of the Code apply to all DWS U.S. Employees. This includes the following:

•	All DWS U.S. Employees in the U.S. in Traditional, Global Client Group (“GCG”), Alternatives; and

•	Any employees as DWS Compliance may determine to be covered by this Code, from time to time.

Alternatives employees are subject to additional personal trading restrictions which are described in their business specific procedures.

This Code applies in addition to the associated policies in Section 12.

For access to the policies and procedures, see the DB Policy Portal.

Together, this Code, the Code of Conduct – DB Group, Personal Account Dealing Policy – DB Group (“PAD Policy”) and other associated policies in Section 12 – Associated Policies underscore DB’s commitment that in all of our dealings, we will act with fairness, decency and integrity and adhere to the highest standards of ethics. The success of this commitment depends on the conduct of each DWS Employee.

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Code of Ethics – DWS U.S.

Accordingly, each employee must have a reasonable knowledge of the policies that are applicable to them and their businesses. Supervisors are responsible for instituting reasonable measures pursuant to the CCF Risk Categories – Written Supervisory Procedures – DWS Global  (“WSP”) and each business lines Key Operating Procedures (“KOP”), as applicable to make sure that employees understand them, are kept up-to-date of any changes, and comply with them.

Any questions as to the interpretation of the Code should be referred to DWS Compliance for further assistance.

2.	GENERAL RULE

This policy applies to all DWS U.S. Employees. External, Temporary and Contract Employees, depending on their period of service, may be subject to all or part of the Code. All Employees must be mindful of their fiduciary duties towards their clients within the framework of legal and regulatory requirements. Consistent with this standard, the interests of DWS U.S. clients take priority over the investment desires of DWS U.S. Employees. All DWS U.S. Employees must conduct themselves in a manner consistent with the requirements and procedures set forth in the Code as follows:

•

All conflicts or appearance of conflicts must be identified, mitigated or managed, between the self-interest of any Employee and the responsibility of that Employee to DWS, its shareholders or its clients.[1] DWS U.S. business management maintains a register of actual and potential conflicts of interest identifying global applicability. Employees should familiarize themselves with the register. As per the WSP, Employees should notify DWS Compliance promptly if a conflict has not been properly managed, mitigated and/or disclosed. The register can be accessed at:

(i) https://mydb.intranet.db.com/docs/DOC-179696

•

Pursuant to the Anti-Bribery and Corruption Policy – DB Group, all DWS U.S. Employees must never improperly use their position with DWS for personal or private gain to themselves, their family or any other person.

DWS U.S. employees are required to comply with applicable U.S. federal securities and/or banking laws and may also be required to comply with other policies imposing separate requirements. Specifically, they may be subject to laws or regulations that impose restrictions with respect to personal securities transactions, including, but not limited to, Section 17(j) and Rule 17j-1 under the Investment Company Act of 1940. The purpose of this Code is to ensure that, in connection with his or her personal trading, no DWS U.S. Employee shall conduct any of the following acts in connection with a client account:

•	Employ any device, scheme or artifice to defraud;

•	Make any untrue statement of a material fact, or omit to state a material fact necessary in order to make the statement not misleading;

•	Engage in any act, practice or course of business that operates or would operate as a fraud or deceit;

•	Engage in any manipulative practice; or

•

Spread any rumors or misinformation that is known to be false or misleading; this includes rumors that may reasonably be expected to affect market conditions. Discussion of unsubstantiated information published in a widely circulated public media is allowed so long as any unsubstantiated information is sourced to the news outlet and is made clear that the information is not based on fact.

[1]

The rules herein cannot anticipate all situations which may involve a possible conflict of interest. If an Employee becomes aware of a personal interest that is, or might be, in conflict with the interest of a client, that person should disclose the potential conflict to DWS Compliance or Legal prior to executing such transaction.

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Code of Ethics – DWS U.S.

Any DWS U.S. Employee who discovers a violation of the Code is personally required to report the violation to DWS Compliance, and if he or she does not do so, the DWS U.S. Employee shall be deemed in violation of this Code, subject to the exception noted below, or elsewhere herein. The Chief Compliance Officer(s) (or designee) or Heads of Department / Function and Compliance senior management will receive periodic reports of all violations of the Code.

Any Employee who violates the Code may be subject to the issuance of a Red Flag resulting in disciplinary actions, including possible termination of employment and regulatory sanctions and fines. Please refer to Section 9 for additional information regarding Sanctions and Red Flags.

If it is not practicable to report the violation to the noted contacts above, Employees should refer to the Whistleblowing Policy – Deutsche Bank Group. This policy sets forth the reporting requirements and procedures for any possible violations of the Code. It also refers to the DB Employee Hotlines which can be found at the following link:

https://mydb.intranet.db.com/docs/DOC-199157

The hotlines are toll-free numbers available 24 hours/7 days a week/365 days of the year and can be used to relay any issues or concerns about potentially unethical or inappropriate business practices on an anonymous basis.

3.	STANDARDS OF BUSINESS CONDUCT

DB has established minimum personal and professional conduct standards in the Code of Conduct – DB Group, Human Resources policies, and various Compliance policies to facilitate compliance with applicable laws, rules and regulations when carrying out responsibilities on behalf of DB. DB will provide ongoing training and education on personal and professional conduct issues.

In sum, these standards require that all Employees:

•	Conduct all business done on behalf of DWS in a professional, fair and legal manner.

•	Attend all applicable training and education programs.

•	Respond to external requests for information only following consultation with, and agreement of the appropriate DWS department.

•	Communicate on behalf of DWS in a professional manner and ensure such communications are clear, fair, balanced and accurate to the best of their knowledge.

•

Do not engage in any internal or external business activities or dealings that could interfere with your employment with DWS or may result in a conflict of interest or give the appearance of impropriety.

•	Record, maintain and report accurately all information you create or control.

•	Maintain the confidentiality of all information about DWS, its customers and other companies that you create, control or have access to.

•	Use DWS’s approved systems and facilities for business purposes.

•	Do not trade or recommend securities (or encourage others to do so) on the basis of “inside information”.

•	Know DWS’s information barrier controls, in particular, where they and their business division sit with regard to these controls.

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Code of Ethics – DWS U.S.

•

When dealing with customers, ensure that your conduct complies with appropriate rules and regulations including applicable stock exchange and self-regulatory organization rules (for example, NYSE, BATS and/or FINRA).

•	Know and follow DWS’s Anti-Money Laundering Program and New Client Adoption requirements and embargoes.

•	Report promptly any suspected violation of DWS policy or illegal conduct.

In particular, DWS expects all employees to act with fairness, decency and integrity and adhere to the highest standards of ethics, avoiding any activity, interest or external association that could impair or give the appearance of impairing DWS U.S. Employees’ abilities to perform their work objectively and effectively. If a conflict of interest arises, it must be managed promptly and appropriately, and with the best interests of clients.

DWS U.S. Employees will, in varying degrees, participate in or be aware of fiduciary and investment services provided to investment advisory clients, registered investment companies, institutional investment clients, employee benefit trusts and other types of investment advisory accounts. The fiduciary relationship mandates adherence to the highest standards of conduct and integrity. DWS U.S. Employees will at all times conduct themselves with integrity and distinction, putting first the interests of clients.

4.	RESTRICTIONS

For purposes of the Code, a prohibition or requirement applicable to any DWS U.S. Employee applies also to transactions in certain Securities and Mutual Funds for the Employee’s Related Party Account(s), including transactions executed by that Employee’s spouse or relatives living in the Employee’s household (see definition under 13.M. above).

DWS U.S. Employees must ensure conflicts or appearance of conflicts are identified, mitigated or managed, between their duties and responsibilities and their personal investment activities. To avoid potential conflicts, absent specific written approval from their Managing Officer2 and Deutsche Bank Employee Compliance (“DB Employee Compliance”), DWS U.S. Employees should not personally invest in Securities issued by companies with which they have significant dealings on behalf of DWS, or in investment vehicles sponsored by such companies. Additional rules that apply to Securities transactions by Employees, including the requirement for Employees to pre-clear personal Securities transactions and rules regarding how Related Party Accounts must be maintained are described in more detail later in this Code.

In situations where a conflict is created by a personal transaction, whether that conflict be actual, potential, or perceived, the Employee may be required to exit the position. DWS U.S. Employees joining the Firm with a conflicted position may be required to exit the position(s) or transfer the position to a managed account.

Note that violations of these Restrictions may result in an employee receiving a Red Flag. See Sanctions and Red Flags, Section 9 for further information.

A. General

(i)

        The Basic Policy: Employees have a personal obligation to conduct their investing activities and related Securities and Mutual Fund transactions lawfully and in a manner that avoids actual or potential conflicts between their own interests and the interests of DWS and their clients. Employees must carefully consider the nature of their responsibilities – and the type of information that he or she might be deemed to possess in light of any particular Securities and Mutual Fund transaction – before engaging in that transaction.

[2]

For purposes of this policy, “Managing Officer” is defined as an officer of at least the Managing Director level to whom the Employee directly or indirectly reports, who is in charge of the Employee’s unit (e.g., a Department Head, Division Head, Function

Head, Group Head, General Manager, etc.).

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Code of Ethics – DWS U.S.

(ii)

Material Non-public Information: An employee who is in possession of or believes they are in possession of material non-public information about or affecting Securities or their issuer should promptly notify Compliance (and no one else, including DWS personnel). Such Employees are prohibited from buying or selling such Securities or advising any other person to buy or sell such Securities.

See also the Information Security Principles – DB Group, the Information Barriers Policy - DB Group, and the Information Barriers Policy - DWS Group.

(iii)

Deutsche Bank, DWS, and Departmental Restricted Lists: DWS U.S. Employees are not permitted to buy or sell any Securities that are included on the Compliance Restricted List (available at https://cresta.uk.intranet.db.com/cwa/rl/overview.jsp or can be accessed from the Compliance intranet home page) and/or other applicable restricted lists. See “Restricted Lists” below.

(iv)

Front-Running: DWS U.S. Employees are prohibited from buying or selling Securities, exchange traded closed-end funds, or other instruments in their Related Party Accounts so as to benefit from the Employee’s knowledge of the Firm’s or a client’s trading positions, plans or strategies; or forthcoming research recommendations.

B. Specific Blackout Period Restrictions

(i)	SAME-DAY RULE:

Employees shall not knowingly or otherwise effect the purchase or sale of a Security for a Related Party Account on a day during which any DWS client account has a “buy” or “sell” order for the same Security, until that order is executed or withdrawn.

(ii)	5-DAY RULE:

a)

Investment Personnel shall not purchase or sell a Security for a Related Party Account within five calendar days before or five calendar days after the same Security is traded (or contemplated to be traded) for a client account with which the individual is associated.

b)

Employees and other personnel of the Fixed Income portfolio management team or the Equity portfolio management team who have real time access to their respective team’s global research (or has access to both Fixed Income and Equity global research), shall not purchase or sell a Security for a Related Party Account within five calendar days before or five calendar days after the same Security: (a) has its internal rating upgraded or downgraded; or (b) has research coverage initiated.

c)

Employees identified as having access to Fixed Income or Equity model portfolio changes shall not purchase or sell a Security for a Related Party Account within five calendar days before or five calendar days after the same Security is added to/deleted from or has its weighting changed in the model portfolio.

(iii)	Deutsche Bank and DWS Securities (“DB/DWS Securities”):

During certain times of the year, all DB/DWS Employees are prohibited from conducting transactions in the equity and debt Securities of DB/DWS, which affect their beneficial interest in DWS. DWS Compliance generally imposes these “blackout” periods around the fiscal reporting of corporate earnings. Blackouts typically begin three days prior to the expected quarterly or annual earnings announcement and end after earnings are released publicly. Additional restricted periods may be required for certain individuals and events, and DWS Compliance will announce when such additional restricted periods are in effect. Employees are prohibited from trading options or derivatives with a DB or DWS underlier.

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Code of Ethics – DWS U.S.

The only permissible transactions in DB/DWS Securities (excluding DB Proprietary Products) are purchases and long sales of DB/DWS stock and debt. DB/DWS Proprietary Products include DB/DWS hedge funds, DWS issued Exchange-Traded Funds, DB/DWS issued structured notes, DB/DWS issued private equity or real estate funds, DWS products etc. In general, the hypothecation of, hedging3 of long stock positions with stock options or other equity derivatives, and short selling, including covered shorts, of DB/DWS Securities, are prohibited. This prohibition includes the hedging of un-vested DB/DWS Securities granted to DWS U.S. Employees.

(iv)	Exceptions to Blackout Periods (above items i and ii only):

The following are exempt from the specified blackout periods:

•	The purchase or sale of 500 shares or less in companies comprising the Stoxx 50, Eurostoxx 50, DAX, MIB 30, CAC 40, Ibex 35, AEX, ATX, SMI, FTSE 100, and S&P 500 Indices;

•	Trading in Discretionary Managed Accounts (i.e., accounts where the Employee exercises no discretion in relation to the management of the account or selection of underlying investments);

•	G10 Government and municipal bonds;

•	Currency (excluding Initial Coin Offerings);

•	Shares purchased under an issuer sponsored DRIPs, other than optional purchases;

•	To the extent acquired from the issuer, purchases effected upon the exercise of rights issued pro rata to holders of a class of Securities; and

•

Purchases of shares through an employer sponsored share purchase plan, such as the DB or DWS GSPP (or similar plans), and the receipt of shares, rights, or options (including the exercise of options or other conversions to shares) from DB/DWS or Related Party employer as compensation.

Note: Transactions in derivative instruments, including warrants, convertible securities, futures, swaps and options, etc. shall be restricted in the same manner as the underlying Security.

C. New Issues (“IPOs”)

Employees are prohibited from purchasing or subscribing for Securities pursuant to an initial public offering. This prohibition applies even if DB/DWS (or any affiliate) has no underwriting role and/or is not involved with the distribution.

D. Short-Term Trading

Employees must always conduct their personal trading activities lawfully, properly and responsibly, and are encouraged to adopt long-term investment strategies that are consistent with their financial resources and objectives. DWS generally discourages short-term trading strategies, and Employees are cautioned that such strategies may inherently carry a higher risk of regulatory and other scrutiny. In any event, excessive or inappropriate trading that interferes with job performance or compromises the duty that DWS owes to its clients and shareholders will not be tolerated.

E. Holding Period Requirement

Positions in Securities and DWS advised/issued Mutual Funds must be held for a minimum of 30 calendar days after the most recent buy transaction. Required holding periods are calculated on a Last In, First Out (“LIFO”) basis. Requirements under the holding period may be waived in exceptional circumstances by Compliance.

[3]	Hedging of FX exposure is permitted.

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Mutual Funds subject to periodic purchase plans including your Employee-sponsored benefit plans (e.g., DB 401(k) plan) are subject to short term trading limitations as per the Fund’s prospectus.

The following are exempted from this restriction:

•	Shares purchased under an issuer sponsored DRIPs, other than optional purchases;

•	To the extent acquired from the issuer, purchases effected upon the exercise of rights issued pro rata to holders of a class of Securities; and

•	Securities purchased under an employer sponsored stock purchase plan;

F. Restricted Lists

(i)	DB Restricted List

The DB Restricted List is comprised of securities in which the normal trading or recommending activity of DB and its employees is prohibited or subject to specified restrictions. While the DB Restricted List is distributed extensively internally and posted on the intranet, its composition is generally considered sensitive and should not be shared outside of DB or DWS.

All DWS U.S. Employees are responsible for checking the Restricted List prior to entering into any transaction, soliciting customer orders or issuing research. Failure to observe the requirements of the Restricted List is considered a serious disciplinary matter and may result in sanctions, which could include dismissal.

The Restricted List can be found at https://cresta.uk.intranet.db.com/cwa/rl/overview.jsp or can be accessed from the DB Compliance intranet home page under Useful Links.

For additional information, please also see the Restricted List Policy – DB Group.

(ii)	DWS Stop List

The DWS Stop List is comprised of securities for which DWS U.S. Employees have reported material non-public information or for various other reasons which result in the need to restrict trading for certain Employees. The DWS Stop List is not published outside of DWS Compliance. Personal trade requests for transactions in securities which are on the DWS Stop List will be automatically denied. During the time that a security is placed on the DWS Stop List, effecting any personal purchase or sale transactions involving that security for the period of time that it is on the DWS Stop List, is prohibited.

G. Private Investment Transactions (“PITs”)

Prior to effecting a transaction in private Securities (i.e., Securities not requiring registration with the Securities and Exchange Commission and sold directly to the investor), or purchasing or subscribing for interests of any kind in a private placement, privately held company, private investment partnership, industrial/commercial property, or other private interest, all DWS U.S. Employees must first, in accordance with DB policy, obtain the approval of his/her supervisor and then pre-clear the transaction with Compliance, including completing the questionnaire in the Employee Trade Request Application (“ETRA”) system. Approvals for PITs are good for 30 calendar days. Additional time may be granted, but Employees must contact DWS Compliance if closure of the transaction extends beyond 30 days.

Any new Employee, who holds an interest in any of the above, must disclose such holdings to the Compliance Department within 10 days of employment.

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(i)	DB/DWS-Sponsored Private Placements, Private Investment Partnerships and Other Private Interests

DWS U.S. Employee investments or transactions (including liquidations) in DB/DWS’s Proprietary Products (for example, Global Equity Derivatives structured notes (equity-linked notes/mandatory convertible notes), DB/DWS-issued private equity or real estate funds, etc.) raises special concerns regarding the potential for conflicts of interest or the appearance of conflicts. In addition, pursuant to Volcker Rule, DWS U.S. Employees may not invest in DB-sponsored private funds, which are exempt from registration under Section 3(c)(1) or 3(c)(7) (“Related Covered Funds”), except for any employee who is directly providing investment advisory or other services to the fund. Accordingly, transactions in such securities must be reported to and approved in advance by the employee’s supervisor and the DB Employee Compliance, and DWS Compliance is responsible for assessing employee requested trades in Related Covered Funds. Specific questions will be asked regarding Proprietary Products and specific restrictions will apply. Employees must complete the on-line Private Transactions Pre-Clearance Questionnaire (available on ETRA) to obtain approval for such requests. DWS U.S. Employees should not proceed with any such investments until they have obtained approval from the DB Employee Compliance.

H. Other General Restrictions

Employees are also subject to the following general restrictions:

•	Employees are prohibited from sharing in the profits and losses of customer accounts (unless the customer is a family member of the employee, for example, joint accounts).

•

Taking unfair advantage of any customer, supplier, competitor or other firm information through manipulation, concealment, abuse of privileged information, misrepresentation of material fact or any other unfair dealing or practice.

•

Accepting personal fees, commissions, other compensation paid or expenses paid or reimbursed from others, not in the usual course of DB/DWS’s business, in connection with any business or transaction involving DB/DWS.

•	Using non-approved/sponsored DB/DWS systems (information technology and electronic communications system) to conduct DB/DWS business.

•	Permitting firm property (including data transmitted or stored electronically and computer resources) to be damaged, lost, misused, or intercepted in an unauthorized manner.

•

Borrowing or accepting money from clients or suppliers unless the client or supplier is a financial institution that makes such loans in the ordinary course of its business. Personal loans to co-workers (except of a de minimis value) are prohibited.

•	Providing customers with legal, tax (except tax preparation), or accounting advice.

•	Doing any of the above actions indirectly through another person.

•	Entering into cross transactions between the employee’s accounts and any other account.

•	Contacting other broker-dealers to prearrange trades for their accounts.

•	Effecting transactions that might raise or give the appearance of a conflict with the employee’s duties or responsibilities with DB/DWS.

•	Timing transactions in Employee and Related Party Accounts or client accounts to take advantage of possible market action caused by transactions in other client accounts.

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5.	COMPLIANCE PROCEDURES

A. Designated Brokerage Accounts

All Employees in the U.S. must maintain their Employee and Related Party Accounts with a Designated Broker (provided below). Upon joining DWS, new employees must make best efforts to complete the transfer of all Accounts to a Designated Broker within 60 days of the start of employment.

Exceptions to the Designated Broker Requirement will be given only where a Household/Family Member is employed by another financial institution with its own conflicting Designated Broker requirement (i.e., the “spousal exception”). All other requirements, including but not limited to the disclosure and pre-approval requirements, apply to Accounts granted a spousal exception.

See the link below for a list of Designated Brokers https://mydb.intranet.db.com/docs/DOC-347942.

Under no circumstance is an DWS U.S. Employee permitted to open or maintain any Related Party Account that is undisclosed to Compliance. Also, the policies, procedures and rules described throughout this Code of Ethics apply to all Related Party Accounts.

Accordingly, all Employees are required to open and maintain their Related Party Accounts in accordance with the Personal Account Dealing Policy – DB Group.

B. Pre-Clearance

All Employee Trades must be pre-cleared by the: 1) employee’s supervisor (or designee); and 2) DB Employee Compliance. DWS U.S. Employees must not commit funds, place orders or execute transactions until written confirmation from DB Employee Compliance that the request has been approved has been received. Once approval has been provided, this approval will be good until the close of the current trading day. Approvals for PITs are good for 30 calendar days. Additional time may be granted, but Employees must contact DWS Compliance if closure of the transaction extends beyond 30 days. Failure to complete the pre-clearance process may result in cancellation of the Employee Trade and disciplinary action, including termination. Employees are responsible for all consequences resulting from cancelled employee trades that were not processed in accordance with this Code or related DB/DWS policies and procedures.

Pre-clearance of employee trades must be processed via ETRA through ComplianceDirect, which is available on the Employee Compliance Application Portal accessible on dbnetwork Americas. Good Till Cancelled (“GTC”) orders are NOT permitted in instruments for which pre-clearance is required. If the security or product is NOT subject to pre-clearance (e.g., currencies, treasuries, indexes, etc.), extended period limit orders may be entered.

If approval is received and the trade does not go ahead, the request must be cancelled in ETRA.

The following are exempted from the pre-clearance requirement:

•	Trading in Discretionary Managed Accounts (i.e., accounts where the Employee exercises no discretion in relation to the management of the account or selection of underlying investments);

•	Cash commodities where the Employee accepts physical delivery;

•	Transactions in college savings plans (e.g., US 529 Plans);

•	Transfers from one Account to another Account of the same Employee, provided that the second Account was disclosed in accordance with this Policy;

•	Receipt of securities under automatic Dividend Reinvestment Plans; however optional purchases in, and sales out of, a DRIP account do require pre-clearance

•	Mutual Funds (including DWS Mutual Funds);

•	Unit Trusts;

•	Venture capital trusts;

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•

Purchases of shares through an employer sponsored share purchase plan, such as the DB or DWS GSPP (or similar plans), and the receipt of shares, rights, or options (including the exercise of options or other conversions to shares) from DB/DWS or Related Party employer as compensation;

•

Receipt of underlying equity, including where the equity is provided net of tax, the transfer of equity received to another disclosed account, or the election to receive cash rather than shares at the time of vesting related to deferred compensation schemes;

•	Taking up rights offered, selling rights, or purchasing additional rights (to round the award to a complete share);

•	G10 Government Bonds;

•	Giving to a crowd funding campaign, product funding or similar fundraising effort where there is no financial instrument or interest provided in return;

•	Purchases and sales of currencies;

•	Peer-to-peer lending made on a peer-to-peer lending platform via a Managed Account or a Blind Pool;

•	Personal loans made directly to individuals (excluding loans to clients or co-workers);

•	Collective Investment Schemes and Index Mutual Funds (e.g., non-sector specific indices such as CAC 40, S&P 500, DAX etc.); and

•	Cash management vehicles such as money market funds/liquid schemes

C. DWS Mutual Fund Holdings

All Employees are required to maintain their holdings of DWS Mutual Funds in the DB 401(k) Plan, designated brokerage accounts, or directly with DWS Distributors, Inc. (“DWS Distributors”).

See the link below for a list of Designated Brokers https://mydb.intranet.db.com/docs/DOC-347942.

D. Requirements Applicable to External, Temporary or Contract Employees

Subject to locally applicable employment law, External, Temporary and Contract Employees employed at or with DWS for a period of 3 months or longer are subject to all requirements of this Policy.

External, Temporary and Contract Employees employed at or with the Bank for a period of less than three (3) months are subject to all Restrictions set forth in Section 5 of this Policy.

E. Reporting Requirements

(i)	Disclosure of Related Party Accounts/Provision of Statements

As stated in Section 6.A. Designated Brokerage Accounts above, upon joining DWS, new Employees are required to disclose all of their Employee or Related Party Accounts to Compliance, and must carry out the instructions provided to conform such Accounts, if necessary, to DB policies.

Furthermore, note that while Designated Managed Account(s) are exempt from pre-clearance and trade reporting requirements, on a periodic basis, as determined by Compliance, all U.S. employees and their discretionary third party manager(s), must certify that the Employee did not have influence or control over his/her Discretionary Managed Account(s). Compliance may request reports on holdings and/or transactions made in the Account(s) to identify transactions that would have been prohibited pursuant to the Code.

(ii)	Initial Personal Securities Holdings Disclosure (“IPSHD”)

No later than ten (10) days after an individual becomes an Employee (i.e., joining/transferring into DWS), he or she must complete and return an IPSHD to DB Employee Compliance. If the Employee has reportable securities holdings and/or accounts, the Employee is required to send current account statements to DB Employee Compliance. The information must be current as of a date no more than forty-five (45) days prior to the hire date.

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(iii)	Quarterly Personal Securities Trading Reports (“PSTR”)

Within thirty (30) days of the end of each calendar quarter, all Employees must submit to DWS Compliance a PSTR for Securities, if any.

Personal transactions in DWS funds and funds distributed by DWS Distributors, as well as transactions in any off-shore funds must be included in this report.

Employees that do not have any reportable transactions in a particular quarter must indicate as such in the reporting system for the respective quarter.

The following types of transactions do not have to be reported:

•	Transactions effected in an account in which the employee has no direct or indirect influence or control (i.e. discretionary/managed accounts) do not have to be reported;

•	Transactions effected pursuant to an automatic investment plan or as a result of a dividend reinvestment plan do not have to be reported but holdings will require reporting annually (see iv. below);

•	Bankers’ acceptances;

•	Bank Certificates of Deposits (“CDs”);

•	Commercial paper;

•	Money markets;

•	Direct obligations of the U.S. Government;

•	High quality, short-term debt instruments (including repurchase agreements); and

•	U.S. Mutual Funds (excluding DWS Mutual Funds).

(iv)	Annual Acknowledgement of Personal Securities Holdings

All DWS U.S. Employees must submit to DB Employee Compliance on an annual basis at a date specified by DB Employee Compliance, a Personal Securities Holdings Report for all reportable Securities, if any.

The information submitted must be current within forty-five (45) calendar days of the report date.

Personal holdings in DWS Mutual Funds and Mutual Funds distributed by DWS Distributors as well as holdings in any off-shore funds must be included in this report.

Employees that do not have any reportable securities holdings must indicate as such in the reporting system.

The following types of holdings do not have to be reported:

•	Securities held in accounts over which the employee had no direct or indirect influence or control (i.e. discretionary/managed accounts);

•	Bankers’ acceptances;

•	Bank CDs;

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•	Commercial paper;

•	Money markets;

•	G10 Government and municipal bonds;

•	High quality, short-term Debt Instruments (including repurchase agreements); and

•	Mutual Funds other than DWS Mutual Funds and other funds distributed by DWS Distributors.

(v)	Annual Acknowledgement of Accounts

Once each year, at a date to be specified by DB Employee Compliance, each DWS U.S. Employee must acknowledge any reportable Accounts.

Employees that do not have any reportable Accounts must acknowledge such in the reporting system.

(vi)	Confirmation of Compliance with Policies

Annually, each Employee is required to acknowledge that he or she has received the Code, as amended or updated, and confirm his or her adherence to it. Understanding and complying with the Code and truthfully completing the Acknowledgment are the obligations of each Employee. Failure to perform this obligation may result in the issuance of a Red Flag, which may result in disciplinary actions, including dismissal.

6.	OTHER PROCEDURES/RESTRICTIONS

A. Service on Boards of Directors

Service on Boards of publicly traded companies may be undertaken after approval from the appropriate Business Signatory Officer (“BSO”), Credit Risk Management (“CRM”) and Compliance, based upon a determination that these activities are consistent with the interests of DB and its clients. Employees serving as directors for publicly traded companies will not be permitted to participate in the process of making investment decisions on behalf of clients which involve the subject company.

B. Outside Business Affiliations

Employees may not maintain outside business affiliations (e.g., officer, director, governor, trustee, part-time employment, etc.) without the prior written approval of the appropriate BSO, CRM (for Directorships and Partnerships) and Compliance. Employees may not engage in any activities on behalf of an approved outside business affiliation during company time or while using DB/DWS property (e.g., e-mail, internet) other than on a de minimis basis.

C. Executorships

As a general rule, DWS discourages acceptance of executorships by members of the organization. However, family relationships may make it desirable to accept executorships under certain wills. In all cases (other than when acting as Executor for one’s own spouse, domestic partner, parent or spouse’s or domestic partner’s parent), it is necessary for the individual to have the written authorization of the appropriate BSO, CRM and Compliance.

Authorization to serve as an executor may be given in situations assuming that arrangements for the anticipated workload can be made without undue interference with the individual’s responsibilities to DWS. For example, this may require the employment of an agent to handle the large amount of detail which is usually involved. In such a case, the firm would expect the individual to retain the commission. There may be other exceptions which will be determined based upon the facts of each case.

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D. Trusteeships

All trusteeships must have BSO, CRM and Compliance approval. The firm will normally authorize Employees to act as trustees for trusts of their immediate family. Other non-client trusteeships can conflict with our clients’ interests so that acceptance of such trusteeships will be authorized only in unusual circumstances.

E. Custodianships and Powers of Attorney

It is expected that most custodianships will be for minors of an individual’s immediate family. These will be considered as automatically authorized and do not require written approval of the Firm. However, the written approval from Compliance is required for all other custodianships. All such existing or prospective relationships must be reported in writing to DWS Compliance.

Entrustment with a Power of Attorney to execute Securities transactions on behalf of another requires written approval of Compliance. Authorization will only be granted if DWS believes such a role will not be unduly time consuming or create conflicts of interest.

Please see the Outside Business Interests Policy – Deutsche Bank Group for additional information.

F. Gifts and Entertainment

Giving and receiving gifts and entertainment can create a conflict of interest or the appearance of a conflict of interest and may, in some instances, violate the law4. Employees may not accept or give gifts, entertainment, or other things of material value that would create the appearance that the gift or entertainment is intended to influence or reward the receipt of business, or otherwise affect an employee’s decision-making.

Gifts offered or received which have no undue influence on providing financial services may be permitted in accordance with the Gifts, Entertainment and Business Events Policy – DB Group. In addition, special circumstances may apply to Employees acting in certain capacities within the organization5.

Gifts and Entertainment to Public/Government Officials, Taft Hartley Union Officials and ERISA Plans and their Fiduciaries

The Department of Labor and other governmental agencies, legislative bodies and jurisdictions may have rules and regulations regarding the receipt of gifts by their employees or officials. In many cases, the giving of gifts or entertainment to these entities or individuals will be prohibited. Please see the Gifts, Entertainment and Business Events Policy – DB Group for further details.

Non-Cash Compensation

Employees, Registered Representatives and Associated Persons of DWS’s affiliated broker-dealer, DWS Distributors Inc., must also comply with Financial Industry Regulatory Authority (“FINRA”) Rules governing the payment of Non-Cash Compensation. Non-Cash Compensation encompasses any form of compensation received in connection with the sale and distribution of variable contracts and investment company securities that is not cash compensation, including, but not limited to, merchandise, gifts and prizes, travel expenses, meals and lodging.

For more information on the policy refer to the DWS Distributors, Inc. Written Supervisory Procedures Manual – DWS US.

[4]

Under the Bank Bribery Act and other applicable laws and regulations, severe penalties may be imposed on anyone who offers or accepts such improper payments or gifts. If you receive or are offered an improper payment or gift, or if you have any questions as to the application or interpretation of DB’s rules regarding the acceptance of gifts, you must bring the matter to the attention of the Compliance Department.

[5]

In accordance with regulations and practices in various jurisdictions, as well as the rules of the New York Stock Exchange and FINRA, certain Employees may be subject to more stringent gift-giving and receiving guidelines. In general, these rules apply to the receipt of gifts by and from “associated persons” or where such gratuity is in relation to the business of the employer. If you have any questions regarding your role relative to these rules contact Compliance.

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G. Rules for Dealing with Governmental Officials and Political Candidates

(i)	Corporate Payments or Political Contributions

No corporate or individual Employee payments or gifts of value may be made to any outside party, including any government official or political candidate or official, for the purpose of securing or retaining business for DB/DWS or influencing any decision on its behalf.

The Federal Election Campaign Act prohibits corporations and labor organizations from using their general treasury funds to make contributions or expenditures in connection with federal elections, and therefore DB/DWS departments may not make contributions to US Federal political parties or candidates. The Political Contributions into the US and US Lobbying Activities Policy does not permit corporate political contributions in federal, state or local elections. It also states that no employee may be compensated by the Firm for, or cause the Firm to reimburse, any Political Contributions.

Under the Foreign Corrupt Practices Act, Bank Bribery Law, Elections Law and other applicable regulations, severe penalties may be imposed on DB/DWS and on individuals who violate these laws and regulations. Similar laws and regulations may also apply in various countries and legal jurisdictions where DB/DWS does business. See the Anti-Bribery and Corruption Policy—DB Group.

(ii)	Personal Political Contributions

Employees must pre-clear ALL political contributions before making or soliciting such contributions using Political Contributions, Gifts and Entertainment Management System (“PGEMS”). This includes contributions that are paid from accounts held in the name of the employee and those jointly held with others regardless of who made the contribution. A political contribution made on behalf of an employee’s spouse, dependent children and/or unemancipated minors may all also need to be pre-cleared depending on state or municipal reporting requirements.

No personal payments or gifts of value may be made to any outside party, including any government official or political candidate or official, for the purpose of securing business for DB or influencing any decision on its behalf. Employees should always exercise care and good judgment to avoid making any political contribution that may give rise to a conflict of interest or the appearance of conflict. If a DB/DWS business unit engages in business with a particular governmental entity or official, Employees should avoid making personal political contributions to officials or candidates who may appear to be in a position to influence the award of business to DB/DWS. All political contributions should be made in accordance with DB/DWS policies and procedures.

For more information, please see the Political Contributions into the US and US Lobbying Activities Policy.

H. Confidentiality

Employees must not divulge contemplated or completed Securities transactions or trading strategies of DB/DWS clients to any person, except as required by the performance of such person’s duties and only on a need-to-know basis. In addition, the standards contained in the Information Security Principles – DB Group, the Information Barriers Policy—DB Group, the Information Barriers Policy—DWS Group, as well as those within the Code of Professional Conduct – US must be observed.

I. Prohibition of Market Abuse under the European Market Abuse Regulation

Market abuse is unlawful behavior in the financial markets and consists of insider dealing, unlawful disclosure of inside information and market manipulation. Such behavior prevents full and proper market transparency, which is a prerequisite for trading for all economic actors in integrated financial markets.

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Under no circumstances shall portfolio management therefore attempt, initiate or participate in any activities that may be considered as a violation of the insider dealing or market manipulation regulations.

The responsibility to abide portfolio management activities within the ruling to avoid market abuse needs to be considered by each portfolio manager/supervisor. Business controls shall be implemented to avoid market abuse regulation.

Suspicious transactions/orders need to be reported to Compliance according to the local process and procedures.

(1)	Market Manipulation

While the definition of Market Manipulation varies from jurisdiction to jurisdiction, for the purpose of this policy, Market Manipulation is considered to be: (1) any transaction or order to trade a financial instrument that gives, or is likely to give, a false or misleading impression as to the supply of, demand for, or price of one or more financial instruments; (2) dissemination of information (by any means) that gives or is likely to give a false or misleading impression; (3) behaviour that is likely to distort the market, and likely to be regarded as a failure to observe the standard of behaviour expected of the person involved; or (4) any transaction or order that secures the price of one or more financial instruments at an abnormal or artificial level (collectively, “Market Manipulation”).

Orders should be considered to have a wide meaning and encompass all types or orders, modifications/updates and cancellation of orders irrespective whether or not they have been executed, irrespective of whether the order has been included in an order-book of the trading venue or the means used to access the trading venue (including direct market access or algorithmic trading).

The scope of market manipulation includes also OTC instruments whose price depends or has an effect on a financial instrument on or admitted to a trading venue, as where a financial instrument is used as a reference price, an OTC traded financial instrument can be used to benefit from manipulated prices or be used to manipulate the price of a financial instrument traded on a trading venue.

Attempted market manipulation is also prohibited.

For details please refer to the Market Conduct Policy – Deutsche Bank Group.

(2)	Insider dealing

a) Scope

Insider dealing is the use of Inside information by

•	acquiring or disposing of financial instruments to which the information relates

•	cancelling or amending orders to trade where the orders were placed before the person possessed the inside information.

•	submitting, modifying or withdrawing a bid by a person for its own account of for the account of a third party in relation to auctions of emission allowances or other auctioned product.

Orders placed before a person possesses inside information generally is not deemed to be insider dealing. However, where a person comes into possession of inside information, there should be a presumption that any subsequent change including cancellation or amendment of an order, constitutes insider dealing. The same applies for an attempt to cancel/amend of an order when being in the possession of inside information. That presumption could, however, be rebutted if the person establishes that he/she did not use the insider information when carrying out the transaction.

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Not only insider dealing by portfolio management personnel is prohibited, but also where portfolio management personnel recommend that another person engages in insider dealing, or inducing another person to engage in insider dealing.

For details please refer to the Market Conduct Policy—DB Group.

7.	SUPERVISION

Supervisors and other relevant managers are responsible for instituting reasonable measures designed to achieve compliance with this Code. Such measures include a prompt and thorough review of preclearance requests and rejection of inappropriate transactions. If an unusual activity has been identified, the Supervisor, in accordance to the WSP, should escalate the issue to his/her Supervisor or to Human Resources, Compliance, AML and/or Legal as appropriate. If misconduct has been identified, the Supervisor is responsible for taking any remedial and/or disciplinary action, as appropriate in accordance with DB/DWS policies and procedures.

Additionally, DWS has implemented the Global Supervisory System (“GSS”) which captures the documentation requirements set forth in specific procedures. Supervisors must complete the appropriate GSS certification to facilitate the formal evidence that they performed their supervisory obligations, which includes the review of Code of Ethics.

When reviewing pre-clearance requests for Employee trades, supervisors (or designees) should focus attention on the following:

•	Transactions suggesting misuse of confidential, proprietary or material non-public (inside information, non-public, price-sensitive information (“non-public PSI”), or PSI);

•	Transactions that appear excessive in terms of known financial resources;

•	High risk or aggressive transactions or strategies that may be inconsistent with known financial resources or ordinary patterns of trading;

•	Transactions involving any of the prohibited activities listed in this Code;

•	Concentration in a specific security that could influence an Employee’s judgment or objectivity in recommending transactions in the same security;

•	Potential conflicts of interests;

•	Past, present or future transactions or business in which the Employee has or will be expected to undertake on behalf of DB/DWS or clients in connection with the security to be traded;

•	Frequency of trading, taking into account proportion to working hours; and

•	The nature of the transaction and relationship it may have to previous transactions.

•	For more information, please refer to the Personal Account Dealing Policy – DB Group.

8.	SANCTIONS AND RED FLAGS

The Red Flags process is an integral part of the Bank’s global risk culture initiatives, aimed at embedding a strong risk culture across the Bank. This includes making sure the firm only rewards the right behaviors. Employee trading is one of the categories that will be measured for compliance. An Employee’s Red Flags data will therefore be considered as one of the criteria during performance management, compensation and promotion decisions. Any Employee who violates the Code may be subject to the issuance of a Red Flag resulting in disciplinary actions, including possible termination of employment. In addition, Securities transactions executed in violation of the Code, such as short-term trading or trading during blackout periods, may subject the Employee to unwinding the trade and/or disgorging of the profits or other financial penalties. Code of Ethics violations are reported to Business Management on a quarterly basis. Finally, violations and suspected violations of criminal laws will be reported to the appropriate authorities as required by applicable laws and regulations. Additional information regarding the Red Flags Program can be found at the following link:

http://risk.intranet.db.com/content/monitoring_28596.html.

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9.	INTERPRETATIONS AND EXCEPTIONS

Compliance shall have the right to make final and binding interpretations of the Code and may grant an exception to certain of the above restrictions, as long as no abuse or potential abuse is involved. Each Employee must obtain approval from Compliance before taking action regarding such an exception. Any questions regarding the applicability, meaning or administration of the Code shall be referred in advance of any contemplated transaction to Compliance.

10.	BUSINESS – LINE AND INFRASTRUCTURE CONTROLS

In addition to the Supervisory responsibilities described above, all impacted business and infrastructure units are required to adopt, implement, and maintain procedures to ensure compliance with the Code. At a minimum, such procedures must: (i) assign roles and responsibilities for carrying out the procedures; (ii) identify clear escalation paths for identified breaches of the procedures; and (iii) for non – dedicated procedures (i.e., desk manuals), contain a legend or table mapping the procedures to this Policy (e.g., cross – referencing Section or page numbers).

11.	ASSOCIATED POLICIES

•	Code of Conduct – DB Group

•	CCF Risk Categories – Written Supervisory Procedures – DWS

•	Gifts, Entertainment and Business Events Policy – DB Group

•	Information Barriers Policy – DB Group,

•	Information Barriers Policy – DWS Group

•	Anti – Bribery and Corruption Policy – DB Group

•	Employee Trading Policy – DB Group

•	Information Security Principles – DB Group

•	Restricted List Policy – DB Group

•	Code of Professional Conduct – US

•	Outside Business Interests Policy – Deutsche Bank Group

•	Personal Account Dealing Policy – DB Group

•	Political Contributions to US Officials and US Lobbying Activities Policy

•	DWS Distributors, Inc. Written Supervisory Procedures Manual – DWS US

•	Whistleblowing Policy – Deutsche Bank Group

•	Market Conduct Policy – DB Group

12.	AUTHORITATIVE GUIDANCE

•	Section 10(b) and Rule 10b – 5 under the Securities Exchange Act of 1934 (15 USC § 78j and 17 CFR § 240.10b – 5)

•	Section 204A and Rule 204A – 1 under the Investment Advisers Act of 1940 (15 USC § 80b – 4a and 17 CFR § 275.204A – 1)

•	Section 206 under the Investment Advisers Act of 1940

•	Section 17(j) and Rule 17j – 1 under the Investment Company Act of 1940 (15 USC § 80a – 17 and 17 CFR § 270.17j – 1)

•	FINRA Rule 3210

•	European Market Abuse Regulation

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13.	GLOSSARY

Term	Definition
A. Access Person	“Access Person” shall mean any officer, director, general partner or Advisory Person of a U.S. Investment Company or U.S. Registered Investment Adviser with respect to the management of U.S. clients, and other Employees who have access to timely information relating to investment management activities, research and/or client portfolio holdings for U.S. funds and U.S. clients.

B. Accounts/Trading Account	“Accounts/Trading Account” shall mean any banking, investment or other account through which Employees can purchase, sell or hold securities products, excluding custodial accounts opened at a DB/DWS group company specifically and solely for the purpose of receiving DB/DWS stock.

C. Adviser	“Adviser” shall mean any asset management legal entity that has:

(i) individuals who manage or deal on behalf of an Investment Company registered under the Investment Company Act or other U.S. client; and

( ) employees who create and post research to a global research platform.

D. Advisory Person Advisory Person” shall mean:

(i) any DWS U.S. Employee of the Adviser, or any company in a control relationship with the Investment Company or the Adviser who in connection with his or her regular functions or duties, makes any recommendation, participates in the determination of which recommendation will be make, or obtains information regarding purchases, sales, holdings or recommendations for the purchase or sale of a security; or

(ii)  any natural person in a control relationship with the Investment Company or the Adviser who obtains information concerning the recommendations made to an investment company with regard to the purchase or sale of a security.

E. Blind Pool	“Blind Pool” is an investment vehicle, including funds, where the investor receives from the manager guidelines on how deposited monies will be invested or disbursed but does not specifically identify any recipient.

F. Business Signatory Officer	“Business Signatory Officer” (“BSO”) is an Employee designated to approve personal transactions (for example, a supervisor or line manager).

G. DWS Compliance	“DWS Compliance” shall mean the designated compliance officer contact assigned to support a specific business line.

H. Discretionary Managed Account	“Discretionary Managed Account” shall mean trading accounts that falls into one of two categories:

i.   Accounts where (A) the Employee or Family/Household Member has fully delegated the investment decision to a third-party by means of a written Discretionary Investment Management Agreement, and (B) the investment manager maintains full discretionary control over the Account and confirms that the Employee or Family/Household Member will not be permitted to direct or influence trading in the Account; or

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Term	Definition

ii.  Accounts where (A) the investment manager maintains full discretionary control over the Account, and (B) the Account is programmatically managed (i.e., all accounts in the program are managed identically and the broker does not adjust the trading strategy to conform to any specific views or preferences). Accounts where (A) the Employee or Family/Household Member has fully delegated the investment decision to a third-party by means of a written Discretionary Investment Management Agreement, and (B) the investment manager maintains full discretionary control over the Account and confirms that the Employee or Family/Household Member will not be permitted to direct or influence trading in the Account; or

iii.   Accounts where (A) the investment manager maintains full discretionary control over the Account, and (B) the Account is programmatically managed (i.e., all accounts in the program are managed identically and the broker does not adjust the trading strategy to conform to any specific views or preferences).

I. Employee	“Employee” is a general term which shall include all Investment Personnel and Access Persons[6].

J. External, Temporary or Contract Employees	“External, Temporary or Contract Employees” shall mean individuals working at or for DWS who are not directly employed by DWS.

K. Investment Personnel	“Investment Personnel” shall mean and include Portfolio Managers, portfolio consultants, traders, analysts (including other Employees who work directly with these individuals in an assistant capacity) and others as may be determined by DWS Compliance. As those responsible for making investment decisions (or participating in such decisions) in client accounts or providing information or advice to Portfolio Managers or otherwise helping to execute or implement the Portfolio Managers’ recommendations, Investment Personnel occupy a comparatively sensitive position, and thus, additional rules outlined herein apply to such individuals.

L. Mutual Funds	“Mutual Funds” shall include all open end investment companies registered under the Investment Company Act of 1940, other than money market mutual funds unless otherwise directed by DWS Compliance.

M. Related Party	“Related Party Account” shall mean trading accounts owned or controlled by Account Employees, spouses, domestic partuners and other spousal equivalents, and other party with a familial relationship to the member of Staff and for whom the member of Staff is financially responsible.

N. Securities

A. “Securities” shall include equity or debt securities, including closed-end investment companies, derivatives of securities (such as options, warrants, and ADRs), futures, swaps, commodities, securities indices, exchange-traded funds, government and municipal bonds and similar instruments, but do not include:

(i) Bankers’ acceptances;
(ii) Bank certificates of deposit;
(iii) Commercial paper;
(iv) High quality short-term debt instruments, including repurchase agreements; and
(v) Mutual Funds.

[6]

All DWS employees in the US are generally considered Access Persons for the purposes of this Code. An Access Person is a supervised person who has access to non-public information regarding clients’ purchase or sale of securities, is involved in making securities recommendations to clients or who has access to such recommendations that are non-public. A supervised person who has access to non-public information regarding the portfolio holdings of affiliated mutual funds is also an Access Person.

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APPENDIX I

SCHEDULE A

The following entities7 have adopted this Code of Ethics – DWS U.S.:

DWS Investment Management Americas, Inc.

RREEF Americas LLC

DBX Advisors LLC

DBX Strategic Advisors LLC

Deutsche Bank Securities Inc.

[7]	The references in the document to Employees include Employees of the entities that have adopted the Code of Ethics – DWS U.S.

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Document Title	Code of Ethics – DWS US

Document Language	English

English Title	Code of Ethics – DWS US

Classification	Policies (Level 3)

Regulatory Extract	No

Category	Non-Group Policies

Policy Producing Function	Compliance

Document Author	angelique.barrow@db.com

Document Approver	michelle.goveia-pine@db.com

Portfolio Owner	mark-a.shaffer@db.com

Document Contact	Michelle Goveia-Pine

Functional Applicability	DWS

Geographical Applicability	USA

Original Issue Date	01 June 2004

Last Review Date	23 May 2019

Next Review Date	16 May 2020

Version	17.0

Document ID	{E01B9C5A-0000-CD13-AA18-1DE8F706E82A}